Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 33-53923 on Form S-8 pertaining to the Lehman Brothers Savings Plan of our report dated June 26, 2008 with respect to the financial statements and supplemental schedule of the Lehman Brothers Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Mitchell & Titus LLP

New York, New York
June 26, 2008